UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2011

SunSi Energies Inc.
(Exact name of registrant as specified in its charter)

NEVADA	333-145910	20-8584329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Main Street, Suite 309 Brooklyn, New York	11201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  646-205-0291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 13, 2011, the Registrant, through its subsidiary SunSi Energies Hong Kong Limited, entered into an Addendum to ETA (“Addendum”) with Liu Dongqiang for the purpose of amending the terms of a certain Equity Transfer Agreement dated November 22, 2010, as amended on December 15, 2010 (collectively the “Original Agreement”), between the parties for the purchase of 60% equity interest in Wendeng He Xie Silicon Co. Ltd. (“Wendeng”).

Under the terms of the Original Agreement,  the Registrant would have had an obligation, upon receiving formal notice from Mr. Dongqiang, to buy back 1,349,628 shares of Registrant’s common stock at a value of RMB 18,000,000 (approximately USD $2.7 million, or $2.00 per share) from Mr. Dongqiang.  As of the date of this report, Mr. Dongqiang owns 2,924,194 shares of the Registrant’s common stock, representing approximately 9.93% of all shares issued and outstanding.

The Addendum cancels the obligation of Registrant to buy back such shares and confirms that the purchase price for the 60% equity interest in Wendeng is fully paid. Additionally, these shares which had been classified as “Redeemable Common Stock” on the Registrant balance sheet and excluded from Stockholders’ Equity, are now included in the Company’s Stockholders’ Equity section of the balance sheet at a value of approximately $2.7 million.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit
Number	Description of Exhibit
10.1	Equity Transfer Agreement dated November 22, 2010 (1)
10.2	Letter Agreement dated December 15, 2010 (2)
10.3	Addendum to ETA dated June 13, 2011

(1)	Incorporated by reference from Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated March 10, 2011.
(2)	Incorporated by reference from Exhibit 10.2 of the Registrant’s Current Report on Form 8-K dated March 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SunSi Energies Inc.

Dated:	June 15, 2011

By:	/s/ Richard St Julien
Richard St Julien
Vice President and Secretary